Exhibit 99.1

Investor Contact:

Charlotte McLaughlin

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces Fiscal 2016 Second-Quarter Results

ATLANTA, GA — September 7, 2016 — HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported Net sales of $2.0 billion for the second quarter of fiscal 2016 ended July 31, 2016, an increase of $79 million, or 4.1 percent, as compared to the second quarter of fiscal 2015.  The company believes its sales performance represents growth of approximately 100 basis points in excess of its market growth estimate.

“We delivered solid growth, operating leverage and cash conversion in the quarter while simultaneously investing in long-term productivity and growth.” stated Joe DeAngelo, Chairman and CEO of HD Supply. “We intend to continuously invest to ensure our customer experience is exceptional and to extend and evolve our leading market positions.”

Gross profit increased $32 million, or 4.9 percent, to $680 million for the second quarter of fiscal 2016 as compared to $648 million for the second quarter of fiscal 2015. Gross profit was 33.7 percent of Net sales for the second quarter of fiscal 2016, up approximately 20 basis points from 33.5 percent of Net sales for the second quarter of fiscal 2015.

Operating income increased $14 million, or 6.3 percent, to $237 million for the second quarter of fiscal 2016 as compared to $223 million for the second quarter of fiscal 2015. Operating income as a percentage of Net sales was 11.8 percent for the second quarter of fiscal 2016, up approximately 30 basis points from 11.5 percent for the second quarter of fiscal 2015.

Income from Continuing Operations declined $2 million to $102 million for the second quarter of fiscal 2016 as compared to $104 million for the second quarter of fiscal 2015, reflecting the normalization of the company’s effective tax rate following the reversal of the deferred tax asset valuation allowance in the fourth quarter of fiscal 2015. Income from Continuing Operations per diluted share decreased $0.01 to $0.51 for the second quarter of fiscal 2016, as compared to $0.52 for the second quarter of fiscal 2015.

Net Income declined $11 million to $98 million for the second quarter of fiscal 2016 as compared to $109 million for the second quarter of fiscal 2015. Net Income per diluted share decreased $0.05 to $0.49 for the second quarter of fiscal 2016, as compared to $0.54 for the second quarter of fiscal 2015.

Adjusted EBITDA increased $16 million, or 6.2 percent, to $273 million for the second quarter of fiscal 2016 as compared to $257 million for the second quarter of fiscal 2015. Adjusted EBITDA as a percentage of Net sales was

13.5 percent for the second quarter of fiscal 2016, up approximately 20 basis points from 13.3 percent for the second quarter of fiscal 2015.

Adjusted net income increased $57 million to $171 million for the second quarter of fiscal 2016 as compared to $114 million for the second quarter of fiscal 2015.  Adjusted net income per diluted share was $0.85 for the second quarter of fiscal 2016, as compared to $0.56 for the second quarter of fiscal 2015.

As of July 31, 2016, HD Supply’s combined liquidity of approximately $1,513 million was comprised of $313 million in cash and cash equivalents and $1,200 million of additional available borrowings under HD Supply, Inc.’s senior asset-backed lending facility, based on qualifying inventory and receivables.

For the second quarter of fiscal 2016, the ratio of Net debt(1) to Adjusted EBITDA was 4.4 times.

Business Unit Performance

Facilities Maintenance

Net sales increased $8 million, or 1.1 percent, to $741 million for the second quarter of fiscal 2016, as compared to $733 million for the second quarter of fiscal 2015.  Adjusted EBITDA decreased $5 million, or (3.2) percent, to $151 million for the second quarter of fiscal 2016 as compared to $156 million for the second quarter of fiscal 2015.  Adjusted EBITDA as a percentage of Net sales was 20.4 percent for the second quarter of fiscal 2016, down approximately 90 basis points from 21.3 percent for the second quarter of fiscal 2015.

Waterworks

Net sales increased $31 million, or 4.4 percent, to $733 million for the second quarter of fiscal 2016, as compared to $702 million for the second quarter of fiscal 2015.  Adjusted EBITDA increased $4 million, or 6.1 percent, to $70 million for the second quarter of fiscal 2016 as compared to $66 million for the second quarter of fiscal 2015.  Adjusted EBITDA as a percentage of Net sales was 9.5 percent for the second quarter of fiscal 2016, up approximately 10 basis points from 9.4 percent for the second quarter of fiscal 2015.

Construction & Industrial — White Cap

Net sales increased $34 million, or 7.5 percent, to $489 million for the second quarter of fiscal 2016, as compared to $455 million for the second quarter of fiscal 2015.  Adjusted EBITDA increased $15 million, or 33.3 percent, to $60 million for the second quarter of fiscal 2016 as compared to $45 million for the second quarter of fiscal 2015.  Adjusted EBITDA as a percentage of Net sales was 12.3 percent for the second quarter of fiscal 2016, up approximately 240 basis points from 9.9 percent for the second quarter of fiscal 2015.

Second-Quarter Monthly Sales Performance

Net sales for May, June and July of fiscal 2016 were $609 million, $622 million and $785 million, respectively.  There were 20 selling days in May, 19 selling days in June and 24 selling days in July.  Average year-over-year daily sales growth for May, June and July of fiscal 2016 was 3.6 percent, 6.2 percent and 3.0 percent, respectively.

Sale of Interior Solutions

On May 31, 2016 we sold our Interior Solutions business unit, formerly known as Creative Touch Interiors.  In accordance with Accounting Standards Codification 205-20, “Discontinued Operations,” the results of Interior Solutions are classified as discontinued operations for all periods presented.

(1)  Net Debt: Total of Long Term debt and Current installments of long-term debt, less cash and cash equivalents.

Preliminary August Sales Results

Preliminary Net sales in August were approximately $639 million, which represents year-over-year average daily sales growth of approximately 2 percent.  Preliminary August year-over-year average daily sales growth by business was Waterworks approximately 2 percent, Construction & Industrial approximately 6 percent and Facilities Maintenance flat.  There were 20 selling days in both August 2016 and August 2015.

Third-Quarter 2016 Outlook

For our third-quarter 2016, we anticipate revenue to be in the range of $1,985 million and $2,035 million, Adjusted EBITDA(2) in the range of $258 million and $268 million and Adjusted Net Income per diluted share(2) in the range of $0.77 and $0.82.  Our Adjusted Net Income per diluted share range assumes a fully diluted weighted average share count of approximately 202 million.  At the mid-point of the ranges, our third-quarter sales and Adjusted EBITDA translate into approximately +4 percent growth and flat, respectively, versus prior year.

Based on year-to-date progress and the current third quarter outlook, we now estimate that we will achieve between flat and 300 basis points of sales growth in excess of market for the fiscal year 2016  This equates to approximately 3 to 6 percent annual year over year sales growth. Additionally, based on year-to-date progress and the current third quarter outlook, we estimate that we will achieve an operating leverage range for the fiscal year 2016 of between 1.0 and 1.5 times.  We continue to believe that 300 basis points of growth in excess of market growth and 1.5 to 2.0 times operating leverage in 2017 and beyond is the appropriate target.

Fiscal 2016 Second-Quarter Conference Call

As previously announced, HD Supply will hold a conference call on Wednesday September 7th, 2016 at 8:00 a.m. (Eastern Time) to discuss its second-quarter fiscal 2016 results.  The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s Web site at hdsupply.com. The online replay will remain available for a limited time following the call.

Non-GAAP Financial Measures

HD Supply supplements its reporting of net income (loss) with non-GAAP measurements, including Adjusted EBITDA, Adjusted net income (loss), Adjusted net income (loss) per share and Net Debt. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.  Additional information regarding Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share referred to in this press release is included below under “Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations, infrastructure and specialty construction sectors. Through approximately 500 locations across 48 states and six Canadian provinces, the company’s approximately 13,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

(2)  No reconciliation of the forecasted range for Adjusted EBITDA to Net income and Adjusted net income per diluted share to Net income per diluted share for the third quarter of fiscal 2016 is included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Forward-Looking Statements and Preliminary Results

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are based on management’s beliefs and assumptions and information currently available to management and are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future results, and that actual results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those “Risk factors” in our annual report on Form 10-K, for the fiscal year ended January 31, 2016, filed on March 18, 2016 and those described from time to time in our, and HD Supply, Inc.’s, other filings with the U.S. Securities and Exchange Commission, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Estimates for Net sales are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end adjustments. Any variation between HD Supply’s actual results and the preliminary financial data set forth above may be material.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

Amounts in millions, except share and per share data, Unaudited

	Three Months Ended		Six Months Ended
	July 31, 2016	August 2, 2015	July 31, 2016	August 2, 2015
Net Sales	$2,016	$1,937	$3,797	$3,597
Cost of sales	1,336	1,289	2,508	2,390
Gross Profit	680	648	1,289	1,207
Operating expenses:
Selling, general and administrative	414	397	815	773
Depreciation and amortization	24	28	47	55
Restructuring	5	—	12	—
Total operating expenses	443	425	874	828
Operating Income	237	223	415	379
Interest expense	69	106	154	212
Loss on extinguishment of debt	—	—	115	—
Other (income) expense, net	—	1	—	1
Income from Continuing Operations Before Provision (Benefit) for Income Taxes	168	116	146	166
Provision (benefit) for income taxes	66	12	58	(172)
Income from Continuing Operations	102	104	88	338
Income (loss) from discontinued operations, net of tax	(4)	5	(4)	13
Net Income	$98	$109	$84	$351
Other comprehensive income (loss) — foreign currency translation adjustment	(2)	(7)	2	(2)
Total Comprehensive Income	$96	$102	$86	$349

Weighted Average Common Shares Outstanding (thousands)
Basic	199,250	196,893	199,029	196,120
Diluted	201,978	201,809	201,615	201,221

Basic Earnings Per Share(1):
Income from Continuing Operations	$0.51	$0.53	$0.44	$1.72
Income (Loss) from Discontinued Operations	$(0.02)	$0.03	$(0.02)	$0.07
Net Income	$0.49	$0.55	$0.42	$1.79
Diluted Earnings Per Share(1):
Income from Continuing Operations	$0.51	$0.52	$0.44	$1.68
Income (Loss) from Discontinued Operations	$(0.02)	$0.03	$(0.02)	$0.06
Net Income	$0.49	$0.54	$0.42	$1.74

(1)May not foot due to rounding.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except per share data, Unaudited

	July 31, 2016	January 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$313	$269
Receivables, less allowance for doubtful accounts of $13 and $13	1,101	872
Inventories	887	770
Current assets of discontinued operations	—	43
Other current assets	42	29
Total current assets	2,343	1,983
Property and equipment, net	306	310
Goodwill	2,869	2,869
Intangible assets, net	119	127
Deferred tax asset	633	685
Non-current assets of discontinued operations	—	20
Other assets	19	22
Total assets	$6,289	$6,016
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$721	$490
Accrued compensation and benefits	117	142
Current installments of long-term debt	9	9
Current liabilities of discontinued operations	—	30
Other current liabilities	200	200
Total current liabilities	1,047	871
Long-term debt, excluding current installments	4,299	4,302
Non-current liabilities of discontinued operations	—	1
Other liabilities	102	98
Total liabilities	5,448	5,272
Stockholders’ equity:
Common stock, par value $0.01; 1 billion shares authorized; 200.9 million and 200.1 million shares issued and outstanding at July 31, 2016 and January 31, 2016, respectively	2	2
Paid-in capital	3,934	3,909
Accumulated deficit	(3,076)	(3,150)
Accumulated other comprehensive loss	(14)	(16)
Treasury stock, at cost, 0.13 million and 0.06 million shares at July 31, 2016 and January 31, 2016, respectively	(5)	(1)
Total stockholders’ equity	841	744
Total liabilities and stockholders’ equity	$6,289	$6,016

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, Unaudited

	Six Months Ended
	July 31, 2016	August 2, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$84	$351
Reconciliation of net income to net cash provided by (used in) operating activities:
Depreciation and amortization	51	72
Provision for uncollectibles	3	4
Non-cash interest expense	9	—
Loss on extinguishment of debt	115	—
Stock-based compensation expense	11	10
Deferred income taxes	52	19
(Gain) Loss on sale of a business	3	—
Other	—	(1)
Changes in assets and liabilities, net of the effects of acquisitions & dispositions:
(Increase) decrease in receivables	(232)	(252)
(Increase) decrease in inventories	(118)	(153)
(Increase) decrease in other current assets	(9)	(2)
Increase (decrease) in accounts payable and accrued liabilities	196	217
Increase (decrease) in other long-term liabilities	(1)	(181)
Net cash provided by (used in) operating activities	164	98
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(32)	(43)
Proceeds from sales of property and equipment	1	1
Proceeds from sale of a business	37	—
Net cash provided by (used in) investing activities	6	(42)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under employee benefit plans	14	41
Purchase of treasury shares	(14)	(31)
Borrowings of long-term debt	1,000	—
Repayments of long-term debt	(1,110)	(16)
Borrowings on long-term revolver debt	—	562
Repayments on long-term revolver debt	—	(526)
Debt issuance and modification costs	(15)	—
Other financing activities	(2)	(1)
Net cash provided by (used in) financing activities	(127)	29
Effect of exchange rates on cash and cash equivalents	1	(1)
Increase (decrease) in cash and cash equivalents	$(44)	$84
Cash and cash equivalents at beginning of period	269	85
Cash and cash equivalents at end of period	$313	$169

HD SUPPLY HOLDINGS, INC.

SEGMENT REPORTING

Amounts in millions, Unaudited

	Facilities Maintenance	Waterworks	Construction & Industrial – White Cap	Corporate & Other	Total Continuing Operations
Three Months Ended July 31, 2016
Net sales	$741	$733	$489	$53	$2,016
Adjusted EBITDA	151	70	60	(8)	273
Depreciation(1) & Software Amortization	7	3	7	5	22
Other Intangible Amortization	2	—	—	1	3

Three Months Ended August 2, 2015
Net sales	$733	$702	$455	$47	$1,937
Adjusted EBITDA	156	66	45	(10)	257
Depreciation(1) & Software Amortization	11	3	7	5	26
Other Intangible Amortization	2	—	—	1	3

Six Months Ended July 31, 2016
Net sales	$1,418	$1,338	$936	$105	$3,797
Adjusted EBITDA	285	118	103	(18)	488
Depreciation(1) & Software Amortization	15	5	14	9	43
Other Intangible Amortization	3	1	—	3	7

Six Months Ended August 2, 2015
Net sales	$1,368	$1,272	$862	$95	$3,597
Adjusted EBITDA	278	111	79	(22)	446
Depreciation(1) & Software Amortization	23	5	13	9	50
Other Intangible Amortization	3	1	—	3	7

(1)         Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

Reconciliation of Non-GAAP Measures

Adjusted EBITDA and Adjusted net income are not recognized terms under GAAP and do not purport to be alternatives to Net income (loss) as a measure of operating performance. We present Adjusted EBITDA and Adjusted net income because each is a primary measure used by management to evaluate operating performance. In addition, we present Adjusted net income (loss) to measure our overall profitability as we believe it is an important measure of our performance. We believe the presentation of Adjusted EBITDA and Adjusted net income enhances investors’ overall understanding of the financial performance of our business.

Adjusted EBITDA is based on “Consolidated EBITDA,” a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, (iii) depreciation and amortization and further adjusted to exclude loss on extinguishment of debt, non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

Adjusted net income is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, further adjusted for loss on extinguishment of debt, certain non-cash, non-recurring or unusual items, net of tax.

We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income (loss) may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA and Adjusted net income have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                       Adjusted EBITDA and Adjusted net income do not reflect changes in, or cash requirements for, our working capital needs;

•                       Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                       Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•                       Adjusted EBITDA and Adjusted net income do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of Net income and Income from Continuing Operations, the most directly comparable financial measures under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Three Months Ended		Six Months Ended
	July 31, 2016	August 2, 2015	July 31, 2016	August 2, 2015
Net income	$98	$109	$84	$351
Less income (loss) from discontinued operations, net of tax	(4)	5	(4)	13
Income from continuing operations	102	104	88	338
Interest expense, net	69	106	154	212
Provision (benefit) for income taxes (1)	66	12	58	(172)
Depreciation and amortization (2)	25	29	50	57
Loss on extinguishment of debt (3)	—	—	115	—
Restructuring charges (4)	5	—	12	—
Stock-based compensation	5	5	11	10
Costs related to public offerings (5)	—	1	—	1
Other	1	—	—	—
Adjusted EBITDA	$273	$257	$488	$446

(1)         During the six months ended August 2, 2015, the Company recorded a reduction in unrecognized tax benefits as a result of IRS and state audit settlements. See “Note 5, Income Taxes.”

(2)         Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(3)         Represents the loss on extinguishment of debt including the premium paid to redeem the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt.

(4)         Represents the costs incurred for strategic alignment of our workforce. These costs include severance, relocation costs and other related costs.

(5)         Represents the costs expensed in connection with secondary offerings of Holdings’ common stock by certain of Holdings’ stockholders.

Adjusted Net Income

The following table presents a reconciliation of Net income and Income from Continuing Operations, the most directly comparable financial measures under U.S. GAAP, to Adjusted net income for the periods presented (amounts in millions):

	Three Months Ended		Six Months Ended
	July 31, 2016	August 2, 2015	July 31, 2016	August 2, 2015
Net income	$98	$109	$84	$351
Less income (loss) from discontinued operations, net of tax	(4)	5	(4)	13
Income from continuing operations	102	104	88	338
Plus: Provision (benefit) for income taxes (1)	66	12	58	(172)
Less: Cash income taxes	(5)	(6)	(6)	(9)
Plus: Amortization of acquisition-related intangible assets (other than software)	3	3	7	7
Plus: Loss on extinguishment & modification of debt (2)	—	—	115	—
Restructuring charges (3)	5	—	12	—
Costs related to public offerings (4)	—	1	—	1
Adjusted Net Income	$171	$114	$274	$165

Diluted weighted average common shares outstanding	201,978	201,809	201,615	201,221
Adjusted net income per share – diluted	$0.85	$0.56	$1.36	$0.82

(1)         During the six months ended August 2, 2015, the Company recorded a reduction in unrecognized tax benefits as a result of IRS and state audit settlements. See “Note 5, Income Taxes.”

(2)         Represents the loss on extinguishment of debt including the premium paid to redeem the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt.

(3)         Represents the costs incurred for strategic alignment of our workforce. These costs include severance, relocation costs and other related costs.

(4)         Represents the costs expensed in connection with secondary offerings of Holdings’ common stock by certain of Holdings’ stockholders.

No reconciliation of the forecasted range for Adjusted EBITDA to Net income and Adjusted net income per diluted share to Net income per diluted share for the third quarter of fiscal 2016 is included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.